Exhibit 10.2

October 10, 2023

BY Email

Andrew Appel

Re: Terms of Employment

Dear Andrew:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your employment with E2open Parent Holdings, Inc., a Delaware corporation (the “Company”).

1.
Term of Employment. The initial six-month term of your employment with the Company (the “Initial Term”) under the terms and conditions set forth in this Agreement will commence on October 10, 2023 (the “Effective Date”), subject to automatic monthly renewals (each, a “Renewal Term”) unless either party provides written notice of non-extension at least fifteen (15) days before the end of the Initial Term or any Renewal Term (the period of employment, including the Initial Term and any Renewal Terms, referred to herein as, the “Term”). Notwithstanding the foregoing, the Employment Term may be earlier terminated in accordance with Section 8 hereof.
2.
Title and Duties. You will serve as Interim Chief Executive Officer of the Company, and will have such duties and responsibilities typically associated with the position of Chief Executive Officer, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”). During the Term, you will also serve as a director on the Board. You also agree to serve as an officer and/or director of any other member of the Company Group (as defined below) during the Term, in each case, as reasonably determined by the Board, without any additional compensation. Your principal place of employment shall be in Chicago, Illinois, although you understand and agree that you will be required to travel from time to time for business reasons.
3.
Conduct During Employment. In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company or any of its direct or indirect subsidiary companies (collectively, the “Company Group”) from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote approximately 50% of your business time, attention, skill and best efforts to the performance of your employment duties. Nothing herein shall preclude you from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, (iii) managing your personal investments and affairs and (iv) engaging in the permitted activities as set forth on Exhibit A hereto; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be

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limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. You acknowledge and agree that during the Term, you will not commence any engagement or otherwise provide services to any company, entity or enterprise that is engaged in the business of providing cloud-based, end-to-end omni-channel and supply chain management and orchestration software.
4.
Base Salary. Your aggregate base salary for the Initial Term will be $500,000. After the expiration of the Initial Term, you will receive a monthly base salary of $83,333. Your base salary will be payable in ratable installments over the appliable period of the Term to which the salary relates in accordance with the Company’s regular payroll practices.
5.
Equity Awards. As soon as practicable following the Effective Date, you will receive an initial grant of restricted shares (the “Initial Restricted Stock Grant”) of Company common stock (“Shares”) under the E2open 2021 Omnibus Incentive Plan (the “Incentive Plan”) having an aggregate grant date value equal to approximately $685,000. Additionally, after the expiration of the Initial Term, during each Renewal Term, you will receive monthly grants of restricted Shares under the Incentive Plan, each having a grant date value of approximately $100,000 (each, a “Monthly Restricted Stock Grant”). The Initial Restricted Stock Grant and each Monthly Restricted Stock Grant will, in each case, be subject to approval by the Board and the terms and conditions of the Incentive Plan and the applicable restricted stock grant agreement, which will include applicable vesting terms that provide (x) in the case of the Initial Restricted Stock Grant, that the award will vest on the six-month anniversary of the Effective Date (y) in the case of each Monthly Restricted Stock Grant, that the award will vest on the one-month anniversary of such Monthly Restricted Stock Grant, and (z) in each case for fully accelerated vesting on the occurrence of the earlier of a Change in Control (as defined in the Incentive Plan) or termination of your employment with the Company without Cause.
6.
Benefits. You will be eligible to participate in health, insurance, retirement, paid time off and other benefits (excluding severance) provided to other executive officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. The Company otherwise expressly reserves the right to change the benefit plans, programs and policies it offers to its employees at any time.
7.
Reimbursement of Expenses. The Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
8.
At-Will Employment. The nature of your employment at the Company is at-will, meaning that either the Company or you may terminate this Agreement and your employment at any time, with or without cause, and for any reason or for no reason, with fifteen (15) days prior written notice in the case of a termination without Cause (as defined herein), or with or without notice in the case of a termination for Cause. Upon any termination of your employment for any reason, except as otherwise provided for in Section 9 of this Agreement, no further payments by the Company to you will be due other than: (i) accrued but unpaid salary through the applicable date of your termination; (ii) any other accrued benefits to which you may be entitled pursuant to

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the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein and (iii) any then unpaid amounts for the reimbursement of business expenses submitted in accordance with the Company’s policies and procedures. Further, upon any termination of your employment hereunder for any reason, except as may otherwise be requested by the Company in writing, you will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that you hold with each member of the Company Group and agree to take any actions as may be reasonably required to effectuate the foregoing. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
9.
Severance. Subject to your execution and non-revocation of a release of claims in favor of the Company Group, if your employment is terminated by the Company for any reason other than for Cause, (x) if such termination occurs prior to the expiration of the Initial Term, (A) the Company will pay you an amount equal to the balance of any base salary that remains unpaid as of the date of termination that would have otherwise been payable in respect of the Initial Term, which amount will be paid within 30 days following the date of termination and (B) any portion of the Initial Restricted Stock Grant that has been granted that remains unvested as of the date of termination will become fully vested as of the date of termination, (y) if such termination occurs during any Renewal Term, any portion of any Monthly Restricted Stock Grant that has been granted that remains unvested as of the date of termination will become fully vested as of the date of termination and (z) if such termination occurs at any time during the Term, subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued participation (pursuant to COBRA) in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan), which covers you (and your eligible dependents) at the same premium rate applicable to you as of the date of termination until the later of (a) 12 months from date of termination or (b) December 31, 2024 (or, if earlier than either of the foregoing prongs (a) or (b), the date on which you obtain employment that offers group health benefits), provided, that that the Company may modify the continuation coverage contemplated by this Section 9(z) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable) (the entitlements under prongs (x), (y) and (z) together, the “Severance Benefit”).

In consideration for your opportunity to receive the Severance Benefit, you hereby acknowledge and agree that you are not eligible to participate in any other severance plans, programs policies or practices of the Company Group.

For purposes of this Agreement, “Cause” shall mean, in each case as reasonably determined in good faith by the the Board (a) your plea of nolo contendere to, or conviction of, any crime (whether or not involving any member of the Company Group) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, a material and adverse impact on the performance

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of your duties to any member of the Company Group, or otherwise has, or could reasonably be expected to result in, a material and adverse impact on the business or reputation of any member of the Company Group; (b) your conduct, in connection with your employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of any member of the Company Group; (c) any material violation of the written policies of any member of the Company Group that have been acknowledged by you in writing (including electronic certification) as having been provided to you, including, but not limited to, those relating to sexual harassment, ethics, discrimination, or the disclosure or misuse of Confidential Information, or those set forth in the manuals or statements of policy of any member of the Company Group; (d) act(s) of gross negligence or willful misconduct in the course of your employment or service with any member of the Company Group; (e) misappropriation by you of any assets or business opportunities of any member of the Company Group; (f) embezzlement or fraud committed by you, at your direction, or with your prior actual knowledge; or (g) willful neglect in the performance of the your duties for any member of the Company Group or willful or repeated failure or refusal to perform such duties, in each case, except where you have a good faith basis to refuse to perform a directive of the Board where such action would be illegal or in violation of any Company Group policy. Notwithstanding the foregoing, prior to any termination of your employment for the reasons set forth in any of clauses (b), (c), (d), or (g) above, the Company must (1) provide you with written notice of the matter in question in reasonable detail, and (2) provide you fifteen (15) business days after the giving of such notice to cure any such matters (to the extent curable) to the satisfaction of the Board.

10.
Confidential Information. You agree at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm or company (except within the scope of your employment) without written authorization of the Chairman of the Board of the Company, any Confidential Information of the Company. You understand that “Confidential Information” means any Company Group proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company Group on whom you called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, computer programs, hardware configuration information, marketing, finances or other business information disclosed to you by the Company Group either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. You further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved. You also recognize and agree that you have no expectation of privacy with respect to Company Group’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity and any files or messages on or using any of those systems may be monitored at any time without notice. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to limit your right (i) to discuss the terms, wages, and working conditions of your employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an

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anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and you do not otherwise disclose such Confidential Information, except pursuant to court order.
11.
Representations. By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.
13.
Taxes. The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Notwithstanding any provision in this Agreement to the contrary:

•
The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”
•
Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.
•
Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

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•
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
14.
[Reserved].
15.
Entire Agreement. This Agreement (together with the Incentive Plan, the Initial Restricted Stock Grant award agreement, and Monthly Restricted Stock Grant award agreements) forms the complete and exclusive statement of your employment with the Company and the compensation payable to you. For the avoidance of doubt, by entry into this Agreement you acknowledge and agree that the Advisory Board Service Member Agreement between you and the Company (A) effective as of August 4, 2022 and (B) effective as of April 12, 2023 (the “Advisory Agreement”) (with waiver of any notice provisions thereunder) shall, in the case of each of the foregoing prongs (A) and (B), be terminated as of the Effective Date. You further acknowledge and agree, that (x) as of the Effective Date, you are not owed any accrued compensation (cash, equity, incentive or otherwise) under the Advisory Agreement and (y) that you shall no longer be entitled to any cash, equity or incentive compensation thereunder following the Effective Date, other than the most recent installment of fees under the Advisory Agreement in the amount of $12,500, and any unreimbursed fees and expenses owed to you under the Advisory Agreement, both of which shall be paid to you on or promptly following the Effective Date; provided, that, any equity grants in respect of Company Shares made pursuant to the Advisory Agreement that are outstanding as of immediately prior to the Effective Date shall continue to vest pursuant to their respective terms during the Term and any subsequent period of your service to the Company as a member of the advisory board or the Board, or in any other capacity. This Agreement can only be modified in a written agreement signed by you and a properly authorized director or officer the Company.
16.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
17.
Successors and Assigns. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity (other than to any of the Company’s direct or indirect subsidiary companies) without your prior written

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consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company shall provide that this Agreement be assigned to, and assumed by, the acquirer of such assets, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.
18.
Survival. The provisions of this Agreement shall survive any termination of your employment to the extent necessary to give effect thereto.

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If you agree with the terms and conditions of your employment as set forth herein, please sign the enclosed copy of this Agreement in the space indicated and return it to the Company. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by e-mail as a portable data format (.pdf) file or image file attachment.

Sincerely,

E2OPEN PARENT HOLDINGS, INC.

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	EVP, General Counsel & Secretary

Acknowledged and agreed as of this 10th day of October 2023:

Signature:	/s/ Andrew Appel
Name:	Andrew Appel

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Exhibit A

AppCapital, Founder and CEO

CC Capital, Adviser

Constant Contact, Lead Director

Cooler Screens, Adviser

Harmonya, Adviser

I-Genie.ai, Adviser

Premise, Adviser

Symphony Retail AI, Adviser

UCLA Anderson, School of Management, Advisory Board Member

Zeta Global, Adviser

A-1

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